Exhibit 99.1

Magenta Therapeutics Focuses R&D and Operational Spending, Reduces Workforce and Extends

Cash Runway

– Encouraging early data and progress in MGTA-117 Phase 1/2 targeted conditioning clinical trial –

– Prioritization of portfolio spending allows for extension of cash runway into Q2 2024 –

CAMBRIDGE, Mass. – April 14, 2022 – Magenta Therapeutics (Nasdaq: MGTA), a clinical-stage biotechnology company developing novel medicines designed to bring the curative power of stem cell transplant to more patients, today announced progress and encouraging early data in its MGTA-117 Phase 1/2 targeted conditioning clinical trial and a prioritization of its operating plan to more narrowly focus its capital allocation on the MGTA-117 targeted conditioning program, the CD45-ADC (antibody-drug conjugate) IND-enabling activities and the MGTA-145 stem cell mobilization efforts in sickle cell disease.

The Company’s most significant near-term clinical milestone is its anticipated data from the MGTA-117 Phase 1/2 clinical trial in patients with relapsed/refractory acute myeloid leukemia and myelodysplasia-excess blasts. Multiple patients have been dosed in Cohort 1 of the ongoing clinical trial. Based on a preliminary review of the data from the trial to date, Magenta believes that the data suggest early signals of positive pharmacodynamic activity and that MGTA-117 has been well-tolerated, with no reports of unexpected or significant drug-related adverse events. Magenta looks forward to translating data from this clinical trial for use in transplant-eligible patients in the future. In its Q1 2022 earnings release scheduled for early May 2022, Magenta plans to disclose a summary of clinical observations from these initial patients with respect to CD117 target binding, drug clearance, cell depletion and tolerability.

Due to both its early positive experience with the MGTA-117 clinical trial and in response to the uncertain capital market environment for biotechnology companies, Magenta recognizes the need for an increased focus on MGTA-117 while also de-prioritizing other portfolio investments. The revised operating plan includes reductions in spending related to general and administrative expenses and research platform-related investments in new disease targets, as well as pausing certain MGTA-145 investments, including the program’s planned MGTA-145 dosing and administration optimization clinical trial in healthy subjects.

Magenta’s revised operating plan also reduces the Company’s workforce by 14% and allows Magenta to extend its cash runway into Q2 2024.

“We are encouraged by our progress in the MGTA-117 clinical trial and want to proactively address our resource allocation to ensure focus on creating value for patients and all of our stakeholders,” said Jason Gardner, President and Chief Executive Officer of Magenta Therapeutics. “We have the utmost respect and appreciation for our departing employees and their contribution to advancing our programs.”

About Magenta Therapeutics

Magenta Therapeutics is a clinical-stage biotechnology company developing medicines designed to bring the curative power of stem cell transplant to more patients with blood cancers, genetic diseases and autoimmune diseases. Magenta is combining leadership in stem cell biology and biotherapeutics development with clinical and regulatory expertise to revolutionize immune and blood reset to allow more patients to take advantage of the curative potential of stem cell transplant as well as potentially improve eligibility for future gene therapies.

Magenta is based in Cambridge, Mass. For more information, please visit www.magentatx.com.

Follow Magenta on Twitter: @magentatx.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. These statements include, without limitation, implied and express statements relating to: Magenta’s future business expectations, plans and prospects; the prioritization of Magenta’s operating plan to more narrowly focus its capital allocation on the MGTA-117 targeted conditioning program, the CD45-ADC (antibody-drug conjugate) IND-enabling activities and the MGTA-145 stem cell mobilization efforts in sickle cell disease; the potential of, and expectations for, Magenta’s product candidate pipeline; the potential benefits and expected performance of Magenta’s product candidates and programs; the development of Magenta’s product candidates and advancement of Magenta’s preclinical and clinical programs; expectations, plans and timing for preclinical activities and clinical trials involving Magenta’s product candidates; expectations, plans and timing for the receipt and disclosure of preclinical and clinical data, and other results involving Magenta’s product candidates; timelines and expectations for patient dosing, dosing regimens and administration; translating data from the MGTA-117 Phase 1/2 clinical trial in patients with relapsed/refractory acute myeloid leukemia and myelodysplasia-excess blasts for use in the transplant-eligible patients in the future; the anticipated benefits of Magenta’s revised operating plan; and Magenta’s expectation that its cash runway will extend into the second quarter of 2024. Words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “endeavor,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements.

The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: volatility and uncertainty in the capital markets for biotechnology companies; uncertainties inherent in preclinical and clinical trials, and in the availability and timing of data from ongoing and planned clinical and preclinical trials; the ability to initiate, enroll, conduct or complete ongoing and planned preclinical and clinical trials; vulnerability and/or fragility of, and the presence of underlying disorders in, the patient population for the clinical trials of Magenta’s product candidates, including the MGTA-117 Phase 1/2 clinical trial in patients with relapsed/refractory acute myeloid leukemia and myelodysplasia-excess blasts; the delay of any current or planned preclinical or clinical trials or the development of Magenta’s product candidates; whether results from preclinical or earlier clinical trials will be predictive of the results of future trials; interactions with regulatory agencies such as the U.S. Food and Drug Administration; the expected timing of submissions for regulatory approval to conduct or continue trials or to market products; Magenta’s ability to successfully demonstrate the safety and efficacy of its product candidates; whether Magenta’s cash resources will be sufficient to fund Magenta’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; and risks, uncertainties and assumptions regarding the impact of the continuing COVID-19 pandemic on Magenta’s business, operations, preclinical activities, clinical trials, strategy, goals and anticipated timelines. These and other risks are described in additional detail in Magenta’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 8, 2022, and its other filings made with the Securities and Exchange Commission from time to time. Any forward-looking statements contained in this press release represent Magenta’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Magenta explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

Contact:

Jill Bertotti, Real Chemistry (advisor to Magenta)

714-225-6726

jbertotti@realchemistry.com